Exhibit (c)(2)
 CONFIDENTIAL DRAFT  Project Green Discussion Materials  August 1, 2024

 CONFIDENTIAL DRAFT  Disclaimer and Confidentiality Statement  Lincoln International LLC (“Lincoln”, “us”, or “we”) has been retained by the special committee (the “Committee”) of the board of directors (the “Board”) of NeueHealth, Inc. (collectively with its subsidiaries and affiliates, the “Company”) to act as its financial advisor in connection with a possible Transaction (as defined herein) involving the purchase by investment funds affiliated with New Enterprise Associates, Inc. (collectively, “NEA”) of the common stock of the Company (the “Common Stock”) not currently held by NEA for cash consideration of $7.18 per share (the “Transaction”).  These discussion materials (the “Materials”) were provided to, and solely for the information of, the Committee by Lincoln in connection with its consideration of a Transaction. The Materials are incomplete without reference to and should be considered in conjunction with any supplemental information provided by and discussions held with Lincoln in connection therewith.  Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere. The Materials are for discussion purposes only.  Lincoln expressly disclaims any and all liability which may be based on these Materials and any errors therein or omissions therefrom.  The Materials were prepared for specific persons familiar with the business and affairs of the Company and the Committee for use in a specific context and were not prepared with a view toward public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, Company, or Lincoln takes any responsibility for the use of the Materials by persons other than the Committee. The Materials are being provided on a confidential basis solely for the information of the Committee, other than as described in the engagement letter between Lincoln and the Company, dated July 31, 2024, and may not be disclosed, summarized, reproduced, disseminated, quoted, or otherwise referred to, in whole or in part, without Lincoln’s express prior written consent.  The Materials are necessarily based on financial, economic, market, and other conditions as in effect on, and the information available to Lincoln as of, the date of the Materials. Although subsequent developments may affect the contents of the Materials, Lincoln has not undertaken, and is under no obligation, to update, revise, or reaffirm the Materials. The Materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required to do so. The Materials do not address the underlying business decision of the Committee, the Company or any other party to approve, make any elections with respect to, proceed with or effect the Transaction. The Materials do not constitute an opinion, nor do the Materials or any opinion rendered by Lincoln constitute a recommendation to the Committee, the Company, any security holder of the Company, or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise..  The Materials may not reflect information known to other professionals in other business areas of Lincoln and its affiliates.  The preparation of the Materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Lincoln did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the Materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The Materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market, financial conditions, and other matters, many of which are beyond the control of the participants in the Transaction.  Any estimates of value contained in the Materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable.  Any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold.  2

 CONFIDENTIAL DRAFT  Disclaimer and Confidentiality Statement (cont’d)  The Materials do not constitute a fairness opinion, solvency opinion, valuation opinion, credit rating, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. The Materials do not address any other terms, aspects, or implications of the Transaction, or any agreements, arrangements, or understandings entered into in connection with the Transaction or otherwise. Furthermore, the Materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the Materials, Lincoln has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of the Company or any other party. No company utilized in our selected public companies analysis is directly comparable to the Company.  Except as otherwise noted in the Materials, all budgets, projections, estimates, financial analyses, reports, and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the Materials have been prepared by the Company or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the Company (“Management”) and/or which Management has reviewed and found reasonable. Any budgets, projections and estimates contained in the Materials may or may not be achieved and differences between projected results and those actually achieved may be material. Lincoln has relied upon representations made by the Company that any budgets, projections or estimates contained herein have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Management (or, with respect to information obtained from public sources, represent reasonable estimates), and Lincoln expresses no opinion with respect to such budgets, projections, or estimates or the assumptions on which they are based.  Lincoln has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Lincoln has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent information, financial or otherwise, provided to, discussed with or reviewed by Lincoln that would be material to its analyses, and that the final forms of any draft documents reviewed by Lincoln will not differ in any material respect from such draft documents.  The Materials do not constitute a commitment by Lincoln or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services.  Lincoln provides mergers and acquisitions, restructuring, and other advisory services to clients, which may in the future include, one or more interested parties to the Transaction (each an “Interested Party”), for which services Lincoln may receive compensation. As of the date hereof, Lincoln has not provided and is not currently providing any other services to the Company or NEA. Although Lincoln may in the future acquire, information about one or more Interested Party or the Transaction, or that otherwise may be of interest to the Company or the Committee, Lincoln shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Lincoln is in possession of such information, to the Company or the Committee or to use such information on the Company’s or the Committee’s behalf.  Lincoln and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company, for which we and our affiliates would expect to receive compensation. In the prior two years, Lincoln has not received any fees from the Company or NEA.  THESE MATERIALS ARE NOT INTENDED TO REPRESENT NOR DO THEY REPRESENT AN OPINION BY LINCOLN.  3

 CONFIDENTIAL DRAFT  Table of Contents  Section 1  Executive Summary  5  Section 2  Valuation Analysis  10  Appendix A  Supplemental Analysis and Detail  17

 CONFIDENTIAL DRAFT  Executive Summary  Section 1

 CONFIDENTIAL DRAFT  Executive Summary  Valuation Analysis Summary  $0.00 $2.00  Source: Management Projections  Key Valuation Metrics  WACC range  23.0% to 25.00%  Terminal Growth Rate 7.50%  6.0x to 7.0x 2026P EBITDA  of $141 million  Liquidation Preference of Series A and Series B Preferred Stock exceeds Aggregate Equity Value  Methodology  DCF:  60% OPM Volatility  DCF:  50% OPM Volatility  Selected Public Companies Analysis: 60% OPM Volatility  Selected Public Companies Analysis: 50% OPM Volatility  Intrinsic Value  Estimated Value Per Share of Common Stock  NEA Offer Price  $7.18  6  $2.71  $4.25  $3.26  $4.93  $0.00  $5.90  $8.03  $6.31  $8.49  $4.00  $6.00  $8.00  $10.00

CONFIDENTIAL DRAFT

Executive Summary

Valuation Analysis Summary

Valuation Analysis Summary

($ in millions, except per share values)

		DCF Analysis			Selected Public Companies		
		Low		High	Low		High
Indicated Enterprise Value Range (Before NOLs, Rounded)		**$875**	**-**	**$1,005**	**$845**	**-**	**$990**
Present Value of NOL Tax Benefits (1)		120	-	135	120	-	135
Concluded Enterprise Value Range		**$995**	**-**	**$1,140**	**$965**	**-**	**$1,125**
Cash and Cash Equivalents (2)		133	-	133	133	-	133
Short-Term Investments (2)		9	-	9	9	-	9
NEA Term Loan (2)		(95)	-	(95)	(95)	-	(95)
Hercules Term Loan (2)		(30)	-	(30)	(30)	-	(30)
Expected Remaining Net Proceeds from Molina (3)		110	-	110	110	-	110
CMS Settlement Payment (4)		(203)	-	(203)	(203)	-	(203)
DCE Deficit Adjustment (5)		(42)	-	(42)	(42)	-	(42)
Other Items (6)		(21)	-	(21)	(21)	-	(21)
Estimated Value of Centrum Noncontrolling Interest (7)		(68)	-	(70)	(68)	-	(70)
Estimated Value of PMA Noncontrolling Interest (8)		(100)	-	(113)	(100)	-	(113)
Equity Value Available to Holders of Preferred Stock and Common Stock		**$689**	**-**	**$819**	**$659**	**-**	**$804**
Implied Concluded Enterprise Value Multiples (Including NOL Tax Benefits)							
2026P EBITDA	$141	7.1x	-	8.1x	6.8x	-	8.0x
2024E Revenue	2,712	0.37x	-	0.42x	0.36x	-	0.41x

Source: Management Projections
(1) Present value of tax savings related to $3.2 billion in federal NOLs and $3.8 billion in state NOLs
(2) As of June 30, 2024
(3) $100 million expected to be received in November 2024. $10 million expected to be received in June 2025, per Management
(4) Present value of expected March 2025 settlement payment to CMS net of statutory capital and surplus, per Management
(5) Primarily reflects obligations resulting from Babylon Health's bankruptcy, per Management
(6) Includes various non-operating assets, non-operating liabilities and one-time items, per Management
(7) Based on a present value of expected future payments to acquire remaining ownership stake in Centrum, per Management
(8) Present value of projected after-tax income attributable to PMA noncontrolling interest, per Management

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CONFIDENTIAL DRAFT

Executive Summary

Valuation Analysis Summary – Equity Allocation

Valuation Analysis Summary

($ in millions, except per share values)

		DCF Analysis			Selected Public Companies		
		Low		High	Low		High
Allocation of Equity Value - Option Pricing Model							
Equity Value Available to Holders of Preferred Stock and Common Stock		**$689**	**-**	**$819**	**$659**	**-**	**$804**
Value of Common Stock: 50% Volatility		$46	-	$90	$39	-	$84
Fully Diluted Shares Outstanding (1)		14,243,521	-	14,243,521	14,243,521	-	14,243,521
Common Stock Per Share Value: 50% Volatility		**$3.26**	**-**	**$6.31**	**$2.71**	**-**	**$5.90**
Value of Common Stock: 60% Volatility		$70	-	$121	$60	-	$114
Fully Diluted Shares Outstanding (1)		14,243,521	-	14,243,521	14,243,521	-	14,243,521
Common Stock Per Share Value: 60% Volatility		**$4.93**	**-**	**$8.49**	**$4.25**	**-**	**$8.03**
Intrinsic Value Waterfall							
Equity Value Available to Holders of Preferred Stock and Common Stock		**$689**	**-**	**$819**	**$659**	**-**	**$804**
	Liquidation Preference (2)						
Series A Preferred Stock	$849	($563)	-	($668)	($539)	-	($656)
Series B Preferred Stock	190	(126)	-	(150)	(121)	-	(147)
Equity Value Allocated to Preferred Stock	1,039	(689)	-	(819)	(659)	-	(804)
Intrinsic Value of Common Stock		**$0**	**-**	**$0**	**$0**	**-**	**$0**

(1) See Appendix A
(2) As of June 30, 2024

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 CONFIDENTIAL DRAFT  Lincoln has assumed the following strategic alternatives that may be available to the Company:  ‒ Pursue a sale to NEA  Consider optimal timing of a limited outreach to other potential buyers  ‒ Status quo  ‒ Broad auction sale process  ‒ Divestiture  ‒ Recapitalization  Based on discussions with Management, Lincoln has assessed certain commercial risks and other considerations for the Committee’s evaluation of the timing for a limited outreach to other potential buyers:  ‒ Market chatter  ‒ VBC contract renewals  ‒ Provider partner ACO relationships  ‒ Liquidity concerns & financial position  ‒ Preferred stock overhang  ‒ Buyer appetite  In any limited outreach process, Lincoln would recommend that it contact:  Executive Summary  Strategic Alternatives  9

 CONFIDENTIAL DRAFT  Valuation Analysis  Section 2

 CONFIDENTIAL DRAFT  Lincoln performed a valuation of (i) the Company on an enterprise value basis and (ii) the common stock of the Company. Lincoln estimated ranges of enterprise values for the Company using each of the following valuation approaches described below assuming the Company would continue to operate as a public company:  Discounted Cash Flow Analysis (“DCF”) (Income Approach)  Present value of projected unlevered free cash flows discounted at a rate commensurate with risk  Key inputs include the projections provided to Lincoln by Management (the “Management Projections”), discount  rate, and terminal value assumptions  Captures value associated with long-term cash flow generating ability of the Company  Pro forma for taxes assuming no utilization of historical and future net operating losses (“NOLs”) and therefore excludes value of NOL tax savings  Market Approach  Selected Public Companies Analysis  ‒ “Public market valuation”  ‒ Value based on market trading multiples of selected public companies using comparisons of various attributes  (financial performance, capital requirements, geographic footprint, customer base, payor mix, etc.)  Lincoln did not consider a M&A Transactions Analysis due to the following:  ‒ Valuation multiple for M&A transactions reflects premium for control;  ‒ Generally computed based on historical financial performance (i.e., LTM EBITDA), which is not meaningful for the Company;  ‒ Lack of relevant recent transactions;  ‒ Historical transactions generally involved strategic acquirers resulting in implied valuation multiples inclusive of synergies  Valuation Analysis  Methodology  11

 CONFIDENTIAL DRAFT  Valuation Analysis  Methodology (continued)  Lincoln then estimated ranges of aggregate equity value available to the holders of Common Stock and the Company’s Series A Preferred Stock and Series B Preferred Stock (the “Preferred Stock”) by adjusting the estimated enterprise value ranges for cash and cash equivalents, non- operating assets, debt and debt-like items, non-operating liabilities and the estimated value of noncontrolling interests.  Given that the aggregate liquidation preference of the Preferred Stock exceed the estimated ranges of aggregate equity value available to the holders of Common Stock and the Preferred Stock, Lincoln estimated the value of the Common Stock using an option pricing model (“OPM”). This valuation methodology is based on the principles of option pricing theory, whereby the Series A Preferred Stock, Series B Preferred Stock and Common Stock are each modeled as a call option with a unique claim on the estimated ranges of aggregate equity value available to the holders of Common Stock and the Preferred Stock. The economic characteristics of each security define these claims. The resulting option claims, in combination, depicts the sharing of proceeds between different securities upon a liquidity event. The result is an allocation of the aggregate equity value to each class of security. The effect in this case is an allocation of positive value to the Common Stock which represents “option value” despite the Common Stock having zero intrinsic value.  The key inputs of OPM include: (i) initial value of an underlying asset; (ii) exercise price; (iii) volatility; (iv) time to expiration; and (v) risk free rate. Lincoln utilized a term of approximately 1.00 year assuming an event that could trigger a sale or recapitalization on or before July 31, 2025. Lincoln selected a range of levered equity volatilities from 50% to 60% which was based on its review of unlevered volatiles of the selected public companies which were re-levered based on the Company’s current capital structure for the OPM.  Lincoln divided the resulting Common Stock value ranges by fully diluted shares outstanding to derive per share value ranges of the Common Stock.  Additionally, Lincoln calculated the intrinsic value of the Common Stock to be $0.  12

Valuation Analysis
DCF Analysis - Summary

CONFIDENTIAL DRAFT

Discounted Cash Flow Analysis Summary
($ in millions)

FY Ending December 31,	2023A	2024E	2025P	2026P	2027P	Normalized Terminal (1)
		Management Projections				
Total Revenue	$1,161	$949	$1,719	$2,712	$3,659	$3,659
% Growth	*54.5%*	*(18.2%)*	*81.1%*	*57.7%*	*34.9%*	
Adjusted EBITDA Excl. SBC	($8)	$26	$87	$193	$332	
Share-based Compensation Expense	(84)	(71)	(46)	(52)	(59)	
Adjusted EBITDA	($92)	($45)	$42	$141	$273	$273
% Margin	*(7.9%)*	*(4.8%)*	*2.4%*	*5.2%*	*7.5%*	*7.5%*
% Growth	*NMF*	*NMF*	*NMF*	*NMF*	*93.6%*	
		7/24 - 12/24				
Adjusted EBIT		($5)	$24	$130	$252	$273
Pro Forma Taxes @ 23.5%		0	(6)	(30)	(59)	(64)
NOPAT		($5)	$18	$99	$193	$209
Depreciation & Amortization		($8)	$18	$11	$22	$0
Capital Expenditures		0	0	0	0	0
Other Operating Cash Flows		10	(0)	(1)	(1)	(1)
(Increase) Decrease in Net Working Capital		0	0	0	0	0
Unlevered Free Cash Flow		($3)	$36	$110	$213	$208
% Growth			*NA*	*203.7%*	*94.2%*	

Enterprise Value		Low		High
Weighted Average Cost of Capital (WACC)		25.00%	-	23.00%
Terminal Growth Rate (TGR)		7.50%	-	7.50%
Present Value of Discrete Cash Flows		$209	-	$218
Present Value of Terminal Value		666	-	788
Indicated Enterprise Value (Rounded)		**$875**	**-**	**$1,005**
Implied Enterprise Value Multiples				
2026P EBITDA	$141	6.2x	-	7.1x
2024E Revenue	2,712	0.32x	-	0.37x

Note: 2025P to 2027P pro forma share-based compensation expense provided by Management
Source: Management Projections
(1) Normalizes depreciation and amortization expenses equal to capital expenditures

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CONFIDENTIAL DRAFT

Valuation Analysis

Selected Public Companies Analysis – Summary

- Lincoln considered public companies that operate as managed care organizations ("MCOs") and value-based care providers ("VBCs").
- Lincoln's selected multiples for the Company were based on a comparative analysis that considered, among other things, certain quantitative and qualitative factors including the following: relative size, historical and projected growth and profitability, capital intensity, geographic presence, customer mix, payor mix, and other financial performance metrics.
- Considering the factors above, Lincoln selected a multiple range of 6.0x to 7.0x on 2026P EBITDA.

Selected Public Companies Analysis Summary

($ in millions)

	Selected Public Companies						Selected Multiples			Financial	Enterprise Value		
				Median									
Enterprise Value Multiple	**Low**	**-**	**High**	**MCO**	**VBC**	**Consolidated**	**Low**	**-**	**High**	**Statistic**	**Low**	**-**	**High**
2026P EBITDA	4.7x	-	35.6x	7.7x	17.0x	8.3x	6.0x	-	7.0x	$141	$847	-	$988
							Indicated Enterprise Value Range (Rounded)				**$845**	**-**	**$990**
Implied Enterprise Value Multiples													
2025P EBITDA	8.1x	-	46.3x	8.8x	28.1x	9.9x				$42	20.1x	-	23.6x
2026P EBITDA	4.7x	-	35.6x	7.7x	17.0x	8.3x				141	6.0x	-	7.0x
2024E Revenue	0.26x	-	1.45x	0.51x	0.77x	0.51x				949	0.89x	-	1.04x

None of the selected public companies is identical to the Company.
Lincoln does not have access to non-public information regarding those companies.

Source: S&P Capital IQ, company filings, Management Projections

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CONFIDENTIAL DRAFT

Valuation Analysis

Selected Public Companies – Financial Metrics

Selected Public Companies Analysis - Financial Metrics | **Data Updated Through: July 31, 2024**

($ in millions)

	2023A Financial Statistics		Revenue Growth				EBITDA Margin			
Company Name	**Revenue**	**EBITDA**	**2023A**	**2024E**	**2025P**	**2026P**	**2023A**	**2024E**	**2025P**	**2026P**
MCOs										
Alignment Healthcare, Inc.	$1,824	($102)	27.2%	38.6%	22.3%	20.7%	(5.6%)	(3.7%)	(2.4%)	(1.8%)
Centene Corporation	153,999	5,845	6.5%	0.2%	2.9%	3.7%	3.8%	2.9%	3.0%	3.2%
Clover Health Investments, Corp.	2,034	(186)	(41.5%)	(34.0%)	3.1%	6.1%	(9.1%)	(6.1%)	(5.4%)	(5.2%)
Elevance Health, Inc.	170,209	12,118	9.3%	1.3%	6.6%	7.5%	7.1%	7.7%	7.9%	8.0%
Humana Inc.	106,374	5,712	14.5%	7.6%	0.9%	5.9%	5.4%	3.5%	4.0%	4.4%
Molina Healthcare, Inc.	33,003	1,751	6.1%	20.4%	7.5%	8.1%	5.3%	5.1%	5.3%	5.5%
Oscar Health, Inc.	5,863	(205)	47.9%	47.9%	25.6%	18.0%	(3.5%)	0.8%	2.4%	4.1%
The Cigna Group	195,322	11,980	8.1%	20.6%	4.5%	6.2%	6.1%	5.7%	5.9%	6.0%
UnitedHealth Group Incorporated	371,622	36,330	14.6%	7.5%	7.8%	7.4%	9.8%	9.8%	10.2%	10.4%
Mean - MCOs	**$115,583**	**$8,138**	**10.3%**	**12.2%**	**9.0%**	**9.3%**	**2.1%**	**2.8%**	**3.4%**	**3.8%**
Median - MCOs	**106,374**	**5,712**	**9.3%**	**7.6%**	**6.6%**	**7.4%**	**5.3%**	**3.5%**	**4.0%**	**4.4%**
VBCs										
agilon health, inc.	$4,316	($164)	80.7%	42.8%	21.7%	18.6%	(3.8%)	(1.8%)	(0.6%)	0.0%
Astrana Health, Inc.	1,387	125	21.2%	27.0%	22.4%	19.3%	9.0%	8.8%	8.3%	8.3%
CareMax, Inc.	751	(74)	19.0%	14.0%	24.4%	17.2%	(9.8%)	(6.3%)	(1.4%)	1.8%
InnovAge Holding Corp.	688	(6)	(1.5%)	10.7%	13.4%	NA	(0.9%)	1.7%	4.8%	NA
P3 Health Partners Inc.	1,266	(91)	20.7%	20.2%	14.0%	NA	(7.2%)	(0.3%)	0.7%	NA
Privia Health Group, Inc.	1,658	35	22.2%	0.6%	12.2%	13.8%	2.1%	2.1%	2.8%	3.2%
Mean - VBCs	**$1,678**	**($29)**	**27.0%**	**19.2%**	**18.0%**	**17.2%**	**(1.8%)**	**0.7%**	**2.4%**	**3.3%**
Median - VBCs	**1,327**	**(40)**	**20.9%**	**17.1%**	**17.9%**	**17.9%**	**(2.4%)**	**0.7%**	**1.7%**	**2.5%**
Mean - Consolidated	**$70,021**	**$4,871**	**17.0%**	**15.0%**	**12.6%**	**11.7%**	**0.6%**	**2.0%**	**3.0%**	**3.7%**
Median - Consolidated	**4,316**	**35**	**14.6%**	**14.0%**	**12.2%**	**8.1%**	**2.1%**	**2.1%**	**3.0%**	**4.1%**
NeueHealth, Inc. (1)	**$1,161**	**($92)**	**54.5%**	**(18.2%)**	**81.1%**	**57.7%**	**(7.9%)**	**(4.8%)**	**2.4%**	**5.2%**

Source: S&P Capital IQ, company filings, Management Projections
(1) 2024E to 2026P based on Management Projections

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CONFIDENTIAL DRAFT

Valuation Analysis

Selected Public Companies – Valuation Multiples

Selected Public Companies Analysis - Valuation Multiples — **Data Updated Through: July 31, 2024**

($ in millions, except share count and per share amounts)

Company Name	Stock Price as of 7/31/24	% of 52 Week High	Market Capitalization	Enterprise Value	EV as a Multiple of 2024 EBITDA	2025 EBITDA	2026 EBITDA	2024 Revenue
MCOs								
Alignment Healthcare, Inc.	$8.74	86.0%	$1,875	$1,852	NMF	NMF	NMF	0.73x
Centene Corporation	76.92	94.5%	41,036	39,786	9.0x	8.4x	7.6x	0.26x
Clover Health Investments, Corp.	1.91	97.0%	1,114	803	NMF	NMF	NMF	0.60x
Elevance Health, Inc.	532.03	95.8%	124,473	128,036	9.7x	8.8x	8.1x	0.74x
Humana Inc.	361.61	68.2%	43,811	45,969	11.4x	9.9x	8.5x	0.40x
Molina Healthcare, Inc.	341.27	80.5%	20,321	18,190	9.0x	8.1x	7.1x	0.46x
Oscar Health, Inc.	17.68	75.4%	4,935	2,452	36.7x	9.3x	4.7x	0.28x
The Cigna Group	348.67	95.3%	100,759	120,928	9.0x	8.4x	7.7x	0.51x
UnitedHealth Group Incorporated	576.16	99.1%	537,973	577,491	14.8x	13.2x	11.9x	1.45x
Mean - MCOs		**88.0%**	**$97,366**	**$103,945**	**14.2x**	**9.4x**	**8.0x**	**0.60x**
Median - MCOs		**94.5%**	**41,036**	**39,786**	**9.7x**	**8.8x**	**7.7x**	**0.51x**
VBCs								
agilon health, inc.	$6.89	32.0%	$2,903	$2,570	NMF	NMF	NMF	0.42x
Astrana Health, Inc.	52.46	96.7%	2,392	2,256	14.6x	12.6x	10.6x	1.28x
CareMax, Inc.	6.22	7.2%	24	378	NMF	NMF	17.0x	0.44x
InnovAge Holding Corp.	6.28	81.2%	892	882	66.0x	20.2x	NA	1.11x
P3 Health Partners Inc.	0.63	21.4%	105	442	NMF	36.0x	NA	0.29x
Privia Health Group, Inc.	20.74	74.1%	2,717	2,412	68.9x	46.3x	35.6x	1.45x
Mean - VBCs		**52.1%**	**$1,506**	**$1,490**	**49.8x**	**28.8x**	**21.1x**	**0.83x**
Median - VBCs		**53.0%**	**1,642**	**1,569**	**66.0x**	**28.1x**	**17.0x**	**0.77x**
Mean - Consolidated		**73.6%**	**$59,022**	**$62,963**	**24.9x**	**16.5x**	**11.9x**	**0.69x**
Median - Consolidated		**81.2%**	**2,903**	**2,452**	**13.0x**	**9.9x**	**8.3x**	**0.51x**

Source: S&P Capital IQ, company filings
Enterprise Value = Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest – Cash & Equivalents – Net Non-Operating Assets

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 Supplemental Analysis and Detail  Appendix A

CONFIDENTIAL DRAFT

Supplemental Analysis and Detail
Premiums Paid Analysis

Percent Premiums Paid Per Share	Premium to 1-Day Price	Premium to 7-Day Price	Premium to 30-Day VWAP
All Deals (n = 259)			
25th Percentile	*14%*	*16%*	*17%*
Median	*30%*	*33%*	*39%*
75th Percentile	*51%*	*56%*	*64%*
Health Care Deals (Excl. Pharmaceuticals, Biotechnology and Life Sciences) (n = 19)			
25th Percentile	*20%*	*22%*	*29%*
Median	*29%*	*31%*	*43%*
75th Percentile	*46%*	*45%*	*57%*
NEUE- Stock Price as of July 31, 2024	**$6.53**	**$5.21**	**$5.48**
NEA Offer Price @ $7.18	**10.0%**	**37.8%**	**31.0%**

Premium to 30-Day VWAP ($5.48)	Implied Offer Price	Premium to 7/30 Closing Price ($6.53)
31%	$7.18	*10%*
35%	7.40	*13%*
40%	7.67	*18%*
45%	7.95	*22%*
50%	8.22	*26%*
55%	8.50	*30%*
60%	8.77	*34%*
65%	9.04	*38%*

- To identify the relevant transactions in the Premiums Paid Analysis, Lincoln screened S&P Capital IQ using the following criteria:

1. **Total Transaction Value ($USDmm, Historical rate):** Is between 500 and 2,500
2. **Target Market Cap 1-Day Prior ($USDmm, Historical rate):** is greater than 1
3. **M&A Closed Date:** [7/31/2019-7/31/2024]
4. **Geographic Locations (Target/Issuer):** United States of America
5. **Percent Sought (%):** is greater than 49
6. **Offer per share ($USD, Historical rate):** is greater than 0.01 – resulted in All Deals (n = 259)
7. **Industry Classifications (Target/Issuer):** Health Care (Primary)
8. **Industry Classifications (Target/Issuer): NOT** (Pharmaceuticals, Biotechnology and Life Sciences – for Health Care Deals (n = 19)

Source: S&P Capital IQ
Note: Excludes transactions involving special purpose acquisition corporations; Reflects calendar day trading metrics

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CONFIDENTIAL DRAFT  Share Price  NeueHealth, Inc. (NYSE:NEUE) - Historical Trading Summary  In USD  Supplemental Analysis and Detail  Historical NEUE Stock Trading Chart  0.00  0.40  0.80  1.20  1.60  2.00  $0  $200  $400  $600  $800  $1,000  Sep-21  Dec-21  Mar-22  Jun-22  Sep-22  Dec-22  Mar-23  Jun-23  Sep-23  Dec-23  Mar-24  Jun-24  Volume (millions)  Volume  Price  (1)  Source: S&P Capital IQ  (1) ~ 5.77 million shares of daily trading volume on May 26, 2023  Note: The graph and table above reflects the pricing and volume of NeueHealth’s equity listing under the ticker symbol “NEUE” on the NYSE and is pro forma for the 1-for-80 reverse stock split effective May 22, 2023  19  Stock Price as of July 31, 2024  $6.53  One-Week Average  6,908  Two -Week Average  6,088  Stock Price as of July 31, 2023  12.64  % of Shares Outstanding  0.1%  % of Shares Outstanding  0.1%  Stock Price as of July 31, 2022  134.40  % of Float  0.2%  % of Float  0.2%  10-Day Volume Weighted Average Price ("VWAP")  $5.92  One-Month Average  23,964  Six-Month Average  15,607  30-Day VWAP  5.48  % of Shares Outstanding  0.3%  % of Shares Outstanding  0.2%  60-Day VWAP  5.48  % of Float  0.7%  % of Float  0.5%  90-Day VWAP  5.68  52-Week Average Closing Price  $7.40   Equity Analyst Coverage   52-Week High Closing Price  17.58  Firm Date Price Target Rating  52-Week Low Closing Price  5.01  RBC Capital Markets 5/29/2024 $8.00 Hold  104-Week Average Closing Price  $32.39  104-Week High Closing Price  164.00  104-Week Low Closing Price  5.01   NeueHealth, Inc. - Common Stock Overview    NeueHealth, Inc. - Historical Daily Trading Volume

 CONFIDENTIAL DRAFT  Supplemental Analysis and Detail  Equity Capitalization Table  Source: Management O/S = Outstanding ITM = In-the-money  (1) Reflects weighted average strike price for stock options  20  Fully Diluted  ITM  Strike Price /  Conversion  Shares O/S  Shares O/S  Price (1)  Common Stock  8,279,173  8,279,173  N/A  RSUs and PSUs  3,163,424  3,163,424  N/A  Stock Options  534,229  37  $133.50  Series A Preferred Stock  3,188,294  0  $283.19  Series B Preferred Stock  2,053,194  0  $98.68  Warrants  2,800,887  2,800,887  $0.01  Total  20,019,201  14,243,521   Equity Capitalization Table

 CONFIDENTIAL DRAFT  Supplemental Analysis and Detail  Debt and Preferred Stock Capitalization Table  Source: Management  Interest rate consists of 9.65% cash and 2.50% PIK  Maturity date assumed to be 91 days after the Hercules Term Loan maturity date Note: Balances as of June 30, 2024  21   Pricing and Term   Maturity Interest Security Date Rate Feature  Current Balance  Hercules Term Loan (1)  May. '28  12.15%  $30  NEA Debt (2)  Aug. '28  15.00%  95  Total Debt  $125  Series A Preferred Stock  Perpetual  5.00%  Convertible  849  Series B Preferred Stock  Perpetual  5.00%  Convertible  190  Total Debt and Preferred Stock  $1,166  Cash and Cash Equivalents  (133)  Short-Term Investments  (9)  Net Debt and Preferred Stock  $1,023  Debt and Preferred Stock Capitalization Table  ($ in millions)